BARRY L. FRIEDMAN, P.C.
                        Certified Public Accountant


1582 TULITA DRIVE                                          OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                                   FAX NO. (702) 896-0278


                      CONSENT OF INDEPENDENT AUDITORS


To Whom It May Concern:                                       October 3, 2000

     The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of October 3, 2000, on the Financial Statements of The Furnishing Club as of September 30, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,

/s/ Barry L. Friedman

Barry L. Friedman
Certified Public Accountant